EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-232125) of One Liberty Properties, Inc.,

(2) Registration Statement (Form S-3 No. 333-237241) of One Liberty Properties, Inc.,

(3) Registration Statement (Form S-8 No. 333-265522) pertaining to the One Liberty Properties, Inc. 2022 Incentive Plan,

(4) Registration Statement (Form S-8 No. 333-232126) pertaining to the One Liberty Properties, Inc. 2019 Incentive Plan, and

(5) Registration Statement (Form S-8 No. 333-212935) pertaining to the One Liberty Properties, Inc. 2016 Incentive Plan;

of our report dated March 14, 2023, with respect to the consolidated financial statements of One Liberty Properties, Inc. included in this Annual Report (Form 10-K) of One Liberty Properties, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York

March 14, 2023